Exhibit 10.11

02/21/2024
David Shapiro
Dear David,
Congratulations! I am pleased to offer you a position as a salaried, full-time employee of Ibotta, Inc. (the “Company”). Here are the details of your offer:
Title: Chief Legal Officer
Reporting To: Bryan Leach
Start Date: 03/04/2024
Salary: Your salary will be paid at a bi-weekly rate of $17,307.69 less payroll deductions and all required withholdings, which on an annual basis is $450,000.00.
This position is located in Denver, Colorado as a hybrid position requiring 3 days (Tuesday, Wednesday, and Thursday) in office.
In addition, you will be eligible to receive variable compensation, as described in your role’s variable plan (the “Plan”) then in effect. If the Plan’s prerequisite conditions for variable compensation are met, as determined at the Company’s discretion, your target annual variable compensation will be 55.5% of your base salary, which will be $249,750.00 less applicable deductions and withholdings. Subject to the terms and conditions of the Plan, the variable compensation will be paid out in accordance with your Plan, prorated based on start date, and requires that you remain employed with the Company through the date of the measurement period designated in the Plan.
We want employees to feel heavily invested in Ibotta. If you decide to join Ibotta, it will be recommended at the first regularly scheduled meeting of the Board following your Start Date that the Company grant you an incentive stock option to purchase 48,498 shares of the Company’s Common Stock (the “New Hire Option”) and an award of restricted stock units covering 17,382 shares of Company Common Stock (the “New Hire RSUs”). The estimated value of these new hire equity awards is intended to be $5,700,000 based on the methodology we discussed. As needed, depending on the dollar value at which we expect Company Common Stock to price in connection with an IPO event, the size of the equity awards will be adjusted, or a new grant (or grants) made, to ensure that these new- hire equity grants reflect the intended value outlined in the previous sentence.
The exercise price per share of the New Hire Option will equal the fair market value per share of the Common Stock on the date of grant, as determined by the Board in its discretion. Twenty-five percent (25%) of the shares subject to the New Hire Option will be scheduled to vest on the first anniversary of your Start Date, subject to your continuing to be a “Service Provider” (as defined in the Company’s 2011 Equity Incentive Plan (the “Equity Plan”)) through that date, and no shares subject to the option will vest before such date. The remaining shares subject to the New Hire Option will be scheduled to vest over the next 36 months in equal monthly amounts, subject to your continuing to be a Service Provider through the applicable vesting dates.
Twenty-five percent (25%) of the New Hire RSUs will be scheduled to vest on the first Quarterly Vesting Date following the one-year anniversary of your Start Date, subject to your continuing to be a Service Provider through such date. The remaining New Hire RSUs will be scheduled to vest over the next 12 Quarterly Vesting Dates in equal amounts subject to your continuing to be a Service Provider through each such date. If the Company has not experienced a liquidity event prior to the first scheduled Quarterly Vesting Date following the one-year anniversary of your Start Date, no New Hire RSUs will vest until the first Quarterly Vesting Date after the liquidity event. For these purposes, a “liquidity event” is an IPO event (as defined in your New Hire RSU award agreement) or Change in Control (as defined in the Equity Plan), and “Quarterly Vesting Date” means the first trading day on or after each of March 1, June 1, September 1, and December 1.

Notwithstanding the foregoing vesting schedules for New Hire Option and New Hire RSU, respectively, in the event your employment with the Company is terminated by the Company prior to the first anniversary of your Start Date in a manner that would otherwise trigger severance payments and benefits under Section 3(a) of the Severance Agreement (as defined below), then the New Hire Option and New Hire RSU will vest as to the number of shares subject to the equity award that would have otherwise vested had it been vesting as to 1/48th of the shares subject to the option or RSU, as applicable, each month following your Start Date. This vesting acceleration will be subject to the same terms and conditions that are required to be satisfied in order to receive the severance payments and benefits provided for under the Severance Agreement.
The New Hire Option and New Hire RSU will each otherwise be subject to the terms and conditions of the Equity Plan and standard form of stock option and restricted stock unit award agreements for use thereunder (the “Award Agreements,” and together with the Equity Plan, the “Equity Documents”). No right to purchase or receive any shares of Common Stock subject to the New Hire Option (or the shares subject to such option) and New Hire RSUs will be earned or accrue until such time that vesting occurs, nor will the equity grants confer any right to continue vesting or employment with the Company.
You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”), which has been provided to you along with this letter of agreement. The Severance Agreement specifies the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.
You will also be eligible for the Ibotta benefits package including medical, dental, vision, flexible spending, 401(k) as well as life and disability insurance. Benefit enrollments must be completed within 30 days of your hire date. Your elected coverages will take effect on the first of the month following your completed enrollment. Any additional premiums will be deducted on a bi-weekly basis from your paycheck. Please reference the Ibotta Benefit Summary for more information. The Company reserves the right to amend the benefits in the future if necessary.
We will also ask you to sign our At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Signing this agreement as well as the Acknowledgement page of the Ibotta Handbook will be conditions of your employment with the Company.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to take any actions that will violate any agreements relating to your prior employment will and not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such confidential information.
All employment offers with the Company are contingent upon the successful results of a background check, and I-9 verification. You understand that the terms of this letter do not imply employment for a specific period or any period at all. Your employment is at-will; either you or the Company can terminate it at any time. The Company may modify job titles, salaries, bonus plans and benefits from time to time, as it deems necessary.
This letter agreement, the Confidentiality Agreement, the Severance Agreement, and the Equity Documents constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This letter agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

We look forward to having you at Ibotta!
Sincerely,
/s/ Bryan W.Leach
Bryan W.Leach
Founder & Chief Executive Officer
Please sign below to acknowledge your acceptance of these terms.
Acceptance Signature: /s/ David Shapiro
Date: 3/14/2024